Exhibit 99.1

PRESS RELEASE

Date: January 31, 2023

CADIZ INC. ANNOUNCES $40 MILLION REGISTERED DIRECT OFFERING BACKED BY LARGEST SHAREHOLDERS

Heerema IGS and Odey Asset Management lead investment in Cadiz to accelerate development of clean, affordable water supply, reduce Company debt

LOS ANGELES, January 31, 2023 — Cadiz Inc. (NASDAQ: CDZI, CDZIP) (“Cadiz,” the “Company”) today announced that it has priced a registered direct offering (“Offering”) of 10.5 million shares of common stock for total gross proceeds of $40.32 million. The Offering was led by the Company’s largest equity shareholders, Heerema International Group Services SA (“Heerema IGS”) and Odey Asset Management, with Heerema IGS maintaining beneficial ownership of approximately 35% of the Company’s common stock. Long-standing shareholders and several new investors also subscribed for shares priced in the Offering.

“We believe this financing puts Cadiz on the strongest footing possible to begin construction, operation and delivery of clean water solutions for the people of California,” said Susan Kennedy, Executive Chair of Cadiz. “This funding enables us to accelerate capital expenditures, reduce our debt and run on all cylinders over the next two years.”

The Company intends to use the net cash proceeds from this Offering to, fund capital expenditures expected to accelerate development of the Company’s water supply and storage project, repay $15 million in principal of its existing $50 million credit facility with its lender B. Riley Commercial Capital, LLC (“B. Riley Commercial”), provide working capital and support the development of additional water resources to meet increased demand on an accelerated timetable.

B. Riley Securities (“BRS”) acted as exclusive placement agent in the Offering. The shares made available in the Offering were priced at $3.84 per share, yesterday’s market closing price. The Offering is expected to close with net proceeds of approximately $38.5 million to the Company on or about February 2, 2023 subject to the satisfaction of customary closing conditions.

In connection with the closing of the Offering, the Company and its wholly owned subsidiary, Cadiz Real Estate LLC (collectively, the “Borrowers”), expect to enter into an amendment to the existing credit agreement with B. Riley Commercial (“the Amendment”) that will reduce the principal amount outstanding to $35 million and establish other provisions as described in a filing made today on Form 8-K with the Securities and Exchange Commission (“SEC”). Per the Amendment, subject to the satisfaction of specified conditions described in the Form 8-K, the maturity of the Company’s remaining debt outstanding will be extended to June 30, 2026.

The Offering was made pursuant to a shelf registration statement (File No. 333-257159) that was previously filed with the SEC and declared effective by the SEC on June 25, 2021. The Offering is being made only by means of a prospectus supplement that forms a part of the registration statement. A final prospectus supplement and an accompanying base prospectus relating to the Offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov . Electronic copies of the prospectus supplement and accompanying base prospectus may also be obtained, when available, by contacting B. Riley Securities, Attention: Prospectus Department, 1300 North 17th Street, Suite 1300, Arlington, Virginia 22209; Telephone: (703) 312-9580, or by emailing prospectuses@brileyfin.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein. There shall not be any offer, solicitation of an offer to buy, or sale of securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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contact:

Courtney Degener

Cadiz Inc.

213-271-1600

cdegener@cadizinc.com

About Cadiz Inc.

Founded in 1983, Cadiz Inc. (NASDAQ: CDZI) is a California water solutions company dedicated to providing access to clean, reliable and affordable water for people through a variety of innovative water supply, storage, conveyance and treatment projects. For more information, please visit www.cadizinc.com.

About Heerema IGS

The Heerema companies deliver solutions and create sustainable value on projects within the offshore energy industry. Heerema manages the entire supply chain of marine project execution, offering solutions that include design and front-end engineering, planning, logistics, project management, and the execution of sustainable projects worldwide. Heerema owns and operates three of the world’s five heavy lift sea vessels, which are equipped with zero-emissions technologies. Heerema is on a mission to make the impossible possible offshore as the leading renewable energy marine contractor. Since 2020, Heerema has been recognized as Carbon Neutral. To learn more about Heerema, please visit: https://www.heerema.com

Cautionary Statement Regarding Forward Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “anticipates,” “expect,” “may ,” “plan” or “will”. Forward-looking statements include, without limitation, projections, predictions, expectations, or beliefs about future events or results and are not statements of historical fact, including statements regarding the terms and conditions and timing of the Offering, the entry into the Amendment, the extension of the maturity of the remaining debt, and the intended use of proceeds. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that the Offering cannot be successfully completed, that the Amendment is not successfully completed on the anticipated terms, or at all, our ability to maximize value from our land and water resources and our ability to obtain new financings as needed to meet our ongoing working capital needs. These and other risks are identified in our filings with the SEC, including without limitation our Annual Report on Form 10-K for the year ended December 31, 2021, and in other filings subsequently made by the Company with the Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.